Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma condensed consolidated financial data set forth below gives effect to the acquisition of GenWoods HoldCo, LLC (“Woods Holdings”) and its wholly owned subsidiary, Woods Equipment Company (“Woods”) by SP Companies, Inc., an indirect wholly-owned subsidiary of Blount International, Inc. (the “Company”) (the “Acquisition”) by the application of the pro forma adjustments to the historical consolidated financial statements of the Company. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the Company’s most recent annual report on Form 10-K filed March 9, 2011, and with the audited consolidated financial statements and related notes as of January 1, 2011, and the unaudited consolidated financial statements and related notes as of July 2, 2011 of GenWoods HoldCo, LLC included elsewhere in this report, and the accompanying notes to the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated balance sheet data as of June 30, 2011 gives effect to the Acquisition as if it occurred on June 30, 2011. The unaudited pro forma condensed consolidated statements of operations data give effect to the Acquisition as if it occurred on January 1, 2010. The unaudited pro forma condensed consolidated financial data do not purport to represent what the Company’s results of operations or financial position would have been if the Acquisition had occurred as of the dates indicated or what such results will be for any future periods. The actual results in the periods following the Acquisition may differ significantly from that reflected in the unaudited pro forma condensed consolidated financial data for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial data and actual amounts, finalization of the purchase price, and the final determination of certain preliminary tax effects. In addition, no adjustments have been made for non-recurring costs related to the Acquisition, including costs reflected in the Woods Holdings historical financial statements that are not expected to continue under the Company’s ownership, potential upgrades related to information technology integration, accounting migration and other activities necessary to handle financial reporting, tax and regulatory compliance in the future.

The unaudited pro forma condensed consolidated financial data has been prepared giving effect to the Acquisition accounted for as a purchase business combination in accordance with FASB Accounting Standards Codification section 805, “Business Combinations”. The total purchase price for Woods was allocated to the net assets based upon preliminary estimates of fair value. The purchase price allocations for the Acquisition are preliminary and further refinements may be made based on the results of final valuations and final settlement of the purchase price.

The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable, which assumptions are described in the accompanying notes.

Index

Page
Unaudited Pro Forma Condensed Consolidated Financial Data

Unaudited Pro Forma Condensed Consolidated Balance Sheet Data as of June 30, 2011	3

Unaudited Pro Forma Condensed Consolidated Statement of Operations Data for the Year Ended December 31, 2010	4

Unaudited Pro Forma Condensed Consolidated Statement of Operations Data for the Six Months Ended June 30, 2011	5

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data	6-7

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DATA

As of June 30, 2011

(Amounts in thousands)	Blount Historical	Woods Historical	Adjustments (1)	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$80,527	$588	$—	$81,115
Accounts receivable, net	100,511	40,666	(449)	140,728
Inventories	102,980	33,019	3,461	139,460
Deferred income taxes	10,579	2,137	684	13,400
Other current assets	18,703	1,449	1,549	21,701

Total current assets	313,300	77,859	5,245	396,404
Property, plant, and equipment, net	111,602	15,227	2,911	129,740
Deferred income taxes	1,558	—	1,942	3,500
Intangible assets	63,416	—	96,730	160,146
Goodwill	107,422	4,342	51,592	163,356
Other assets	25,945	1,305	1,951	29,201

Total Assets	$623,243	$98,733	$160,371	$882,347

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$10,250	$27,921	$(22,457)	$15,714
Accounts payable	39,184	10,436	1,693	51,313
Accrued expenses	54,348	8,188	(1,999)	60,537
Deferred income taxes	1,061	—	1,619	2,680

Total current liabilities	104,843	46,545	(21,144)	130,244
Long-term debt, less current maturities	334,625	5,231	185,145	525,001
Deferred income taxes	16,162	1,922	39,744	57,828
Employee benefit obligations	65,428	—	—	65,428
Other liabilities	20,991	1,988	1,906	24,885
Stockholders’ equity	81,194	43,047	(45,280)	78,961

Total Liabilities and Stockholders’ Equity	$623,243	$98,733	$160,371	$882,347

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Balance Sheet Data.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

Year Ended December 31, 2010

(In thousands, except per share data)	Blount Historical	Woods Historical	Adjustments		Pro Forma
Sales	$611,480	$151,310	$(198	) (2)	$762,592
Cost of sales	407,454	114,156	9,514	(2,3)	531,124

Gross profit	204,026	37,154	(9,712)		231,468
Selling, general, and administrative expenses	118,471	20,730	—		139,201

Operating income	85,555	16,424	(9,712)		92,267
Interest income	119	—	—		119
Interest expense	(25,636)	(1,103)	(5,183	) (4)	(31,922)
Other income (expense), net	(7,427)	—	—		(7,427)

Income from continuing operations before income taxes	52,611	15,321	(14,895)		53,037
Provision for income taxes	11,209	6,018	(5,679	) (5)	11,548

Income from continuing operations	$41,402	$9,303	$(9,216)		$41,489

Basic income per share from continuing operations	$0.86				$0.87
Diluted income per share from continuing operations	$0.85				$0.86

Weighted average shares used in per share calculations:
Basic	47,917				47,917
Diluted	48,508				48,508

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Operations Data.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

Six Months Ended June 30, 2011

(In thousands, except per share data)	Blount Historical	Woods Historical	Adjustments		Pro Forma
Sales	$382,211	$85,512	$(449	) (2)	$467,274
Cost of sales	257,975	62,622	2,911	(2,3)	323,508

Gross profit	124,236	22,890	(3,360)		143,766
Selling, general, and administrative expenses	71,576	12,355	—		83,931

Operating income	52,660	10,535	(3,360)		59,835
Interest income	131	—	—		131
Interest expense	(9,782)	(671)	(2,517	) (4)	(12,970)
Other expense, net	(295)	—	—		(295)

Income before income taxes	42,714	9,864	(5,877)		46,701
Provision for income taxes	13,340	2,762	(2,229	) (5)	13,873

Net income	$29,374	$7,102	$(3,648)		$32,828

Basic net income per share	$0.61				$0.68
Diluted net income per share	$0.60				$0.67

Weighted average shares used in per share calculations:
Basic	48,533				48,533
Diluted	49,324				49,324

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Operations Data.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

(Amounts in thousands, except per share amounts)

The unaudited pro forma condensed consolidated financial data have been derived from the financial information of the Company and Woods. Reclassifications have been made to the Woods information to conform to the Company’s presentation. Such reclassifications have no effect on Woods’ previously reported net income, or net members’ equity. The Acquisition has been treated as an acquisition with the Company as the acquirer and Woods as the acquiree, assuming that the Acquisition had been completed on June 30, 2011, for the unaudited pro forma condensed consolidated balance sheet data, and on January 1, 2010 for the unaudited condensed consolidated statements of operations data.

The following entries reflect the pro forma adjustments related to the Acquisition.

Note 1: Adjustment Based Upon Purchase Price Allocation. The unaudited pro forma condensed consolidated financial data includes adjustments based upon the preliminary purchase price allocation. Further adjustments may be made based on the completion of the final valuation of the Acquisition and finalization of the purchase price. The acquisition price of $185.0 million, plus a working capital adjustment of $5.4 million for a total purchase price of $190.4 million, was paid in cash on September 7, 2011. The Company did not assume any debt of Woods and $27.7 million of the purchase price was applied directly to the retirement of all of Woods’ debt on the acquisition date. The following table summarizes the net assets acquired from Woods and the pro forma purchase price allocation based on the September 7, 2011 acquisition date:

Net book value of Woods as of September 7, 2011	$45,280
Total purchase price	190,376

Purchase price in excess of net book value	$145,096

A summary of the allocation of the purchase price in excess of Woods’ net book value is presented below.

(Amounts in thousands)	September 7, 2011
Accounts receivable, net	$(449)
Inventories	3,461
Current deferred income tax asset	684
Other current assets	1,549
Property, plant, and equipment, net	2,911
Non-current deferred income tax asset	1,942
Intangible assets	96,730
Goodwill	51,592
Other assets	1,951
Current maturities of long-term debt	22,457
Accounts payable	(1,693)
Accrued expenses	1,999
Current deferred income tax liability	(1,619)
Long-term debt, excluding current maturities	5,231
Non-current deferred income tax liability	(39,744)
Other liabilities	(1,906)

Purchase price in excess of net book value	$145,096

The following table summarizes the intangible assets associated with Woods:

(Amounts in thousands)	Estimated Useful Life In Years	September 7, 2011
Goodwill	Indefinite	$55,934
Trademarks and trade names	Indefinite	44,330

Total with indefinite lives		100,264

Customer relationships, including sales order backlog	20	52,400

Total intangible assets		$152,664

Note 2: Adjustments to Sales and Cost of Sales. Adjustments have been made to remove pro forma intercompany sales between the Company and Woods. For the twelve months ended December 31, 2010, and the six months ended June 30, 2011, sales from the Company to Woods were $0.2 million and $0.4 million, respectively. Additionally, adjustments have been made to cost of sales to reflect the expensing of the step up to fair value on Woods’ inventory.

Note 3: Adjustments to Depreciation and Amortization Expense. The adjustments reflect additional depreciation and amortization expenses associated with the fair market value adjustments to property, plant, and equipment and to finite-lived intangible assets. See also Note 1.

Note 4: Adjustments for Interest Expense. Adjustments have been made to interest expense to reflect borrowing of the purchase price under the Company’s current revolving credit facility. This pro forma borrowing is reduced by the cash generated by Woods during the historical periods in order to determine the pro forma interest expense. The following table summarizes the pro forma debt and interest expense:

(Amounts in thousands)	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Average amount of pro forma debt outstanding to fund the acquisition	$187,095	$183,205
Blount’s weighted average interest rate on revolving credit facility as of the acquisition date	2.77%	2.77%

Pro forma interest expense	$5,183	$2,517

The interest rate on the Company’s revolving credit facility is variable. A change of 1/8 percent on the variable interest rate would change pro forma net income, on an after tax basis, by $149 thousand in the year ended December 31, 2010 and by $72 thousand in the six months ended June 30, 2011.

Note 5: Adjustments to Provision for Income Taxes. Adjustments have been made for pro forma income tax effects based upon the applicable statutory income tax rates.